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                                                Exhibit 11

                                             Microvision, Inc.

                                   Computation of Net Loss Per Share and
                                   Net Loss Per Share Assuming Dilution

                                               Three months ended June 30,       Six months ended June 30,
                                               ---------------------------       -------------------------
                                                  1999           1998              1999           1998
Net Loss                                       $(5,178,700)   $(2,143,200)      $(7,180,700)   $(3,359,700)
Less: Preferred Dividend                           (73,400)                         (73,400)

Non-Cash  beneficial conversion feature of                                       (1,148,000)
Series B Convertible  Preferred Stock
                                               ------------   ------------      ------------   ------------
Net Loss available for common shareholders     $(5,252,100)   $(2,143,200)      $(8,402,100)   $(3,359,700)
                                               ============   ============      ============   ============
Shares used in computing net loss per
share and net loss per share assuming
dilution:

    Weighted average shares outstanding
                                                 7,073,800      5,964,700         6,596,400      5,954,900
                                               ============   ============      ============   ============
Net loss per share and per share assuming
dilution                                            $(0.74)        $(0.36)           $(1.27)        $(0.56)
